                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549                               OMB APPROVAL
                                                                                                      ------------------------------
                                                                                                      OMB Number         3235-0287
FORM 4                                         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           Expires:  September 30, 1998
                                                                                                      Estimated average burden hours
                                                                                                      per response.............0.5

|_|   Check this box if no longer
      subject to Section 16. Form 4             Filed pursuant to Section 16(a) of the
      or Form 5 obligations may              Securities Exchange Act of 1934, Section 17(a)
      continue.  SEE Instruction 1(b)          of the Public Utility Holding Company Act
                                              of 1935 or Section 30(f) of the Investment
                                                         Company Act of 1940
------------------------------------------------------------- ------------------------------------------------------------------
1. Name and Address of Reporting Person                       2. Issuer Name and Ticker or Trading Symbol

Meer,         Jonah             M.                            Continental Information Systems Corporation -- "CISC"
------------------------------------------------------------- ------------------------------------------------------------------
(Last)        (First)           (Middle)
                                                              3.  IRS or Social Security Number    4.  Statement for Month/Year
                                                                  of Reporting Person
74 Broad Street, 3rd Floor                                        (Voluntary)                      August 2002
------------------------------------------------------------- ------------------------------------------------------------------
              (Street)                                                                             5.  If Amendment, Date of
                                                                                                       Original (Month/Year)
New York        NY            10004
------------------------------------------------------------- ------------------------------------------------------------------
(City)          (State)       (Zip)

                                                                   TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                                                                       OR BENEFICIALLY OWNED
------------------------------------------------------------- ------------------------------------------------------------------
1. Title of Security (Instr. 3)                               2. Transac-   3. Trans-      4.  Securities Acquired (A) or
                                                              tion Date     action Code    Disposed of (D) (Instr. 3, 4 and 5)
                                                              (Month/       (Inst. 8)
                                                              Day/Year)
                                                                            -------------- -------------------------------------

                                                                                                          (A)
                                                                             Code     V       Amount      or (D)      Price
------------------------------------------------------------- ------------------------------------------------------------------
Common Stock, par value $.01 per share                        08/08/02        P               656,188       A      $0.05/share
------------------------------------------------------------- ------------------------------------------------------------------
Common Stock, par value $.01 per share                        08/12/02        P               69,800        A      $0.05/share
------------------------------------------------------------- ------------------------------------------------------------------

------------------------------------------------------------- ------------------------------------------------------------------

------------------------------------------------------------- ------------------------------------------------------------------

TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                OR BENEFICIALLY OWNED

------------------------------------------------

6. Relationship of Reporting Person to Issuer
        (Check all applicable)
X   Director                   X   10% Owner
X   Officer                        Other (specify

    (give title
    below)

Chief Executive Officer and President

7.  Individual or Joint/Group Filing (Check
    Application Line)
    X   Form filed by One Reporting Person
        Form filed by More than One Reporting




5. Amount of          6.            7. Nature
Securities            Owner-ship    of
Beneficially Owned    Form:         Indirect
at End of Month       Direct (D)    Beneficial
(Instr. 3 and 4)      or Indirect   Ownership
                      (I) (Instr.   (Instr. 4)
                      4)



                           D

      753,488              D

--------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of                    (Over)
securities beneficially owned directly or indirectly.             SEC 1474(7/96)
          (Print or Type Responses)
                         (1 of 2)

                  FORM 4 (CONTINUED) TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

---------------------- ---------------- ------------ -------------- ----------------- ------------------ ----------------------
1. Title of            2. Conversion    3.           4.             5. Number of      6. Date            7. Title and Amount
   Derivative          or Exercise      Trans-action Trans-action   Derivative        Exercisable and    of Underlying
   Security (Instr.    Price of         Date         Code (Instr.   Securities        Expiration Date    Securities (Instr. 3
   3)                  Derivative       (Month/Day/  8)             Acquired (A) or   (Month/Day/Year)   and 4)
                       Security         Year)                       Disposed of (D)
                                                                    (Instr. 3, 4
                                                                    and 5)
---------------------- ---------------- ------------ -------------- ----------------- ------------------ ----------------------

                                                      Code     V      (A)      (D)    Date     Expira-     Title     Amount or
                                                                                      Exer-    tion                  Number of
                                                                                      cesable  Date                    Shares
---------------------- ---------------- ------------ -------------- ----------------- ------------------ ----------------------

Stock Option
(Right to Buy)
---------------------- ---------------- ------------ -------------- ----------------- ------------------ ----------------------

---------------------- ---------------- ------------ -------------- ----------------- ------------------ ----------------------

---------------------- ---------------- ------------ -------------- ----------------- ------------------ ----------------------

---------------------- ---------------- ------------ -------------- ----------------- ------------------ ----------------------

---------------------- ---------------- ------------ -------------- ----------------- ------------------ ----------------------

---------------------- ---------------- ------------ -------------- ----------------- ------------------ ----------------------

---------------------- ---------------- ------------ -------------- ----------------- ------------------ ----------------------

---------------------- ---------------- ------------ -------------- ----------------- ------------------ ----------------------

----------- ------------- ------------ -----------

8. Price    9. Number     10.          11.
of          of            Owner-ship   Nature of
Derivative  Derivative    Form of      Indirect
Security    Securities    Derivative   Beneficial
(Instr. 5)  Beneficially  Security:    Ownership
            Owned at      Direct (D)   (Instr. 4)
            End of        or
            Month         Indirect
            (Instr. 4)    (I)
                          (Instr. 4)





----------- ------------- ------------ -----------

----------- ------------- ------------ -----------

----------- ------------- ------------ -----------

----------- ------------- ------------ -----------

----------- ------------- ------------ -----------

----------- ------------- ------------ -----------

----------- ------------- ------------ -----------

Explanation of Responses:




**Intentional misstatements or omissions of facts constitute Federal          _______________________________           ____________
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).             **Signature of Reporting Person           Date
Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.
                                                                                                                             Page 2
                                                                   SEC 1474(7/96)                                           (2 of 2